Filed Pursuant to Rule 424(b)(5)

Registration No. 333-173636

PROSPECTUS

Senior Notes

Subordinated Notes

Common Stock

Preferred Stock

Depositary Shares

Debt Warrants

Equity Warrants

Units

Purchase Contracts

Affiliates of U.S. Bancorp, including U.S. Bancorp Investments, Inc., may use this prospectus in connection with market-making offers and sales in the secondary market of all outstanding senior notes, subordinated notes, common stock, preferred stock, depositary shares, debt warrants, equity warrants, units and purchase contracts issued by U.S. Bancorp as referenced herein. These affiliates may act as principal or agent in those transactions.  Secondary market sales made by them will be made at prices related to prevailing market prices at the time of sale.

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, or any other regulatory body has approved or disapproved of these securities or determined that this prospectus or any pricing supplement, prospectus supplement and accompanying prospectus describing the terms of a specific series of securities is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are unsecured and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours.  These securities are not guaranteed by U.S. Bancorp, or any other bank, and are not insured by the Federal Deposit Insurance Corporation or any other government agency or instrumentality.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with any other information.

These securities are being offered for sale only in jurisdictions where sales are permitted.

The date of this prospectus is March 1, 2013

U.S. Bancorp is responsible for the information provided in this prospectus, and any prospectus supplement, pricing supplement and prospectus describing the terms of a specific series of securities being offered and sold in the secondary market.  U.S. Bancorp has not authorized anyone to provide you with any other information, and U.S. Bancorp takes no responsibility for any other information that others may provide you. You should not assume that the information contained or incorporated by reference in this prospectus, or in any prospectus supplement, pricing supplement and prospectus contained in or incorporated by reference is accurate as of any date other than the date of the applicable document.  This prospectus is not an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where offers and sales are not permitted.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus to “USB,” “we,” “us” and “our” refer to U.S. Bancorp.

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WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, U.S. Bancorp filed a registration statement relating to the securities referenced on the cover of this prospectus with the U.S. Securities and Exchange Commission, or the SEC. The registration number of the registration statement can be found below in the “Description of the Securities” section.  This prospectus is a part of that registration statement, which includes additional information.

U.S. Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the offer and sale of the securities to which this prospectus relates are terminated or completed:

•                              Our Annual Report on Form 10-K for the year ended December 31, 2012.

•                              Our Current Reports on Form 8-K filed January 7, 2013 and January 16, 2013.

•                              The description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on October 6, 1994, by First Bank System, Inc. (now known as U.S. Bancorp), including any amendment or report filed for the purpose of updating such description.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

All documents filed by U.S. Bancorp specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date the broker-dealer affiliates of U.S. Bancorp stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Attn: Investor Relations Department

(866) 775-9668

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, our anticipated future revenue and expenses and our future plans and prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues and the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. Our results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2012, on file with the SEC, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

U.S. BANCORP

We are a multi-state financial holding company, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, capital markets and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and the contact telephone number is (866) 775-9668.

We refer you to the documents incorporated by reference into this prospectus, as described in the section “Where You Can Find More Information” above, for more information about us and our businesses.

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DESCRIPTION OF THE SECURITIES

The outstanding securities being offered by use of this prospectus consist of senior notes, subordinated notes, common stock, preferred stock, depositary shares, debt warrants, equity warrants, units and purchase contracts previously registered under the following registration statements of U.S. Bancorp: 333-173636; 333-150298 and 333-132297. The descriptions of the securities being offered hereby are contained in the prospectuses and supplements thereto pursuant to which such securities were initially offered that are contained in or deemed a part of the registration statements referred to above. The instruments governing such securities and other exhibits in respect of such securities were filed as exhibits or incorporated by reference in such registration statements. Such descriptions and exhibits are incorporated by reference into this prospectus; except that information contained in such prospectuses and supplements thereto that (i) constitutes a description of U.S. Bancorp or (ii) incorporates by reference any information contained in our current or periodic reports filed with the SEC, are superseded by the information in this prospectus.

PLAN OF DISTRIBUTION

This prospectus, together with the relevant pricing supplement, if any, prospectus supplement and prospectus describing the terms of the specific securities being offered and sold, may be used by affiliates of U.S. Bancorp, including U.S. Bancorp Investments, Inc., in connection with offers and sales related to market-making transactions in the senior notes, subordinated notes, common stock, preferred stock, depositary shares, debt warrants, equity warrants, units and purchase contracts referred to above. These affiliates of U.S. Bancorp may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. U.S. Bancorp will not receive any of the proceeds of such sales. These affiliates of U.S. Bancorp do not have any obligation to make a market in the above referenced securities, and may discontinue their market-making activities at any time without notice, in their sole discretion.

U.S. Bancorp Investments, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referenced on the cover page of this prospectus. Accordingly, the participation of any such entity in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

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USE OF PROCEEDS

U.S. Bancorp will not receive any of the proceeds from the sale of the securities referenced in this prospectus. All secondary market offers and sales made pursuant to this prospectus and any pricing supplement, prospectus supplement and prospectus describing the terms of the specific series of securities being offered and sold will be for the accounts of the broker-dealer affiliates of U.S. Bancorp in connection with market-making transactions.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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Senior Notes

Subordinated Notes

Common Stock

Preferred Stock

Depositary Shares

Debt Warrants

Equity Warrants

Units

Purchase Contracts

PROSPECTUS

March 1, 2013